Exhibit 99.1

Law Office of Jeffrey Osborn
16152 Beach Boulevard, Suite 250
Huntington Beach, CA  92647

February 24, 2009

Mark Angelo
Portfolio Manager
Yorkville Advisors
101 Hudson Street, Suite 3700
Jersey City, New Jersey  07302

Re:  Savi Media Group, Inc.

Dear Mr. Angelo:

I represent Savi Media Group, Inc., who issued a convertible debt instrument with Cornell Capital in July of 2006.  My review of the file indicates that associated with said debt instruments, Cornell obtained warrants of Savi Media Group, Inc.

As you are aware, there were a number of complications following the execution of the agreements with Cornell, which led to the forced resignation of Savi’s CEO and Chairman.  Several lawsuits followed.  Ultimately, Serge Monros, the founder and patent holder, was forced to take control of the company as the Chairman and CEO and resolved said lawsuits by settlement.  Throughout, Savi continued their R&D efforts of the DynoValve product through funding provided by the founder and secured through a non-exclusive licensing agreement protecting the corporation’s rights to market the underlying product.

Savi would now like to better secure its product rights and take the DynoValve to market, however, given the overwhelming amount of debt on the organization and the significant number of warrants outstanding, they are unable to raise capital to launch the product.  Therefore, they feel their only option is to acquire Cornell’s debt and warrant position.  Presently, they are prepared to offer a cash payment of $350,000.00 from identified outside investors for these purposes.

Given the current economic conditions of the market Savi believes the above is a reasonable offer and is in the best interests of everyone involved.  Obviously, time is of the essence if the current investor’s positions are to be maintained.

I look forward to your call.

Very truly yours,

/s/ Jeffery T. Osborn, Esq.